UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2006

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	001-31666	61-1437565
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

(Address of principal executive offices)

(727) 214-3411

(Registrant’s telephone number)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Management of First Advantage Corporation (the “Company”) recently determined that payments made to certain vendors in the occupational health services division of the Company’s Employer Services segment were not properly accrued for in 2005, 2004, 2003 and certain prior years. The Company currently estimates that the amount of the under accrual is between $4 million and $5 million as of December 31, 2005. Management believes that the estimated impact of the under accrual for such vendor payments will reduce diluted earnings per share by approximately $.02, $.01 and $.01 for each of the years ending December 31, 2005, 2004 and 2003, respectively.

Management of the Company is in the process of making a final determination of the amount of the under accrual, the impact on diluted earnings per share for the applicable periods and the method by which the impact of the under accrual will be reflected in the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2005.

Management of the Company has been in consultation with its Audit Committee and its independent auditors and is in the process of determining whether the under accrual is material to the applicable periods from a quantitative or qualitative point of view, and whether the Company should restate certain prior year financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ADVANTAGE CORPORATION

Date: February 28, 2006	By:	/s/ John Lamson
	Name:	John Lamson
	Title:	Executive Vice President and
Chief Financial Officer